Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 13, 2008, relating to the financial statements and financial statement schedules of The Boeing Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of The Boeing Company and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 22, 2008